UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2010

Smart Online, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 320 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-765-5000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

1. Class Action Settlement

On June 18, 2010, the Company entered into a Stipulation and Agreement of Settlement (the "Stipulation") with the lead plaintiff in the pending securities class action. Also included in the settlement are all the current and former officers, directors, shareholders and employees of the Company who had also been named as defendants in the securities class action, as well as Maxim Group. The Stipulation provides for the settlement of the securities class action on the terms described below. The settlement is subject to preliminary and final approval of the United States District Court for the Middle District of North Carolina, which the Company anticipates will occur in the second half of this year.

The Stipulation provides for the certification of a class consisting of all persons who purchased the Company's publicly-traded securities between May 2, 2005 and September 28, 2007, inclusive. The settlement class will receive total consideration of a cash payment of $350,000 to be made by the Company, a cash payment of $112,500 to be made by Maxim Group, the transfer from Henry Nouri to the class of 25,000 shares of Company common stock  and the issuance by the Company to the class of 1,475,000 shares of Company common stock. Under the terms of the Stipulation, counsel for the settlement class may sell some or all of the common stock received in the settlement before distribution to the class, subject to the limitation that it cannot sell more than 10,000 shares on one day or 50,000 shares in 30 calendar days.

All claims against the settling defendants will be dismissed with prejudice.  The claims of the lead plaintiff against Jesup & Lamont Securities Corp. and the Company’s former independent registered public accounting firm, Sherb & Co., are not being dismissed and will continue. The Stipulation contains no admission of fault or wrongdoing by the Company or the other settling defendants.

The securities class action and derivative action are more fully described in the Company’s 2008 Form 10-K.

A copy of the Stipulation is attached hereto as Exhibit 10.2 and is incorporated by reference into this Item 1.01.

2. Nouri Settlement.

On July 2, 2009, Dennis Michael Nouri, a former officer of Smart Online, Inc. (the “Company”), and Reza Eric Nouri, a former employee of the Company (together, the “Nouris”), were convicted of nine counts of criminal activity in a federal criminal action brought against them in the United States District Court for the Southern District of New York involving a fraudulent scheme to manipulate the Company’s stock price. On May 19, 2010,  Dennis Michael Nouri was sentenced to eight years incarceration and two years supervised release; he filed a notice of appeal on June 1, 2010. On May 10, 2010, Reza Eric Nouri was sentenced to 18 months incarceration and 24 months supervised release; he filed a notice of appeal on May 27, 2010 and was allowed to remain out on bail pending appeal.

On September 24, 2009,  the Nouris filed a motion in the Court of Chancery of the State of Delaware against the Company  seeking the appointment of a receiver for the Company for the purpose of collecting  a judgment in the amount of $826,798 entered against it by order of the Court of Chancery on August 6, 2009 (the “Order”) for the advancement of legal expenses incurred by the Nouris in their defense of criminal proceedings brought against them by the United States, and in their defense of civil proceedings brought against them by the Securities and Exchange Commission and the Company’s stockholders.  Such legal expenses were in addition to legal fees and costs totaling  $3 million that were paid out by the Company’s insurance carrier under the Company’s insurance policy, which exhausted the insurance coverage. The terms of the Order were previously reported in the Form 10-Q filed by the Company for the quarterly period ended June 30, 2009. The Company has recorded a total of unpaid legal expense obligations of $1,798,595 for this matter based on invoices received from the Nouris’ law firms through March 31, 2010, which figure does not include invoices generated but not yet received.

On June 18, 2010, the Company entered into a Settlement Agreement (the "Settlement Agreement") with  Dennis Michael Nouri, Reza Eric Nouri,  Henry Nouri and Ronna Loprete Nouri (collectively, the “Nouri Parties”). The Settlement Agreement provides for the payment by the Company of up to $1,400,000. Of that amount, $500,000 is payable within ten days after the date (the “Effective Date”) of preliminary judicial approval of the class action settlement described above (“Class Action Preliminary Judicial Approval”), and $900,000 is payable in twelve fixed monthly installments of $75,000 commencing 60 days after the Effective Date, with the last four scheduled installments totaling $300,000 subject to reduction  to the extent that fees and disbursements for the Nouris’ appeal are below certain levels or if the appeal is not taken to final adjudication. The Settlement Agreement provides for the exchange of mutual releases by the parties.

The Settlement Agreement is contingent upon  Class Action Preliminary Judicial Approval.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following Exhibits are furnished with this Report:

Exhibit 10.1	Settlement Agreement, dated June 18, 2010, between the Company and Dennis Michael Nouri, Reza Eric Nouri, Henry Nouri and Ronna Loprete Nouri.

Exhibit 10.2	Stipulation and Agreement of Settlement, dated June 18, 2010, by and among the Company and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.
June 18, 2010
By: /s/Dror Zoreff
Name: Dror Zoreff
Title: Interim President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Settlement Agreement, dated June 18, 2010, between the Company and Dennis Michael Nouri, Reza Eric Nouri, Henry Nouri and Ronna Loprete Nouri.

Exhibit 10.2	Stipulation and Agreement of Settlement, dated June 18, 2010, by and among the Company and the other parties thereto.